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                                                                      Exhibit 10

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 14th day of September, 2004, by and between Enesco Group, Inc. (the "Company"), and CYNTHIA PASSMORE-MCLAUGHLIN, an individual residing at the address set forth below her name on the signature page of this Agreement ("Executive").

                                    RECITALS


         WHEREAS, the Company is engaged in a business which, among other things, produces fine gifts, collectibles, and home decor accessories; and

         WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company; and

         WHEREAS, the Company desires to employ the Executive as President of the Company and the Executive desires to be so employed, pursuant to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

                                    PART ONE
                          NATURE AND TERM OF EMPLOYMENT

         1.01 Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the President of the Company.

         1.02 Term. Unless earlier terminated or unless extended pursuant to the provisions hereof, the term of this Agreement shall begin on October 1, 2004 (the "Start Date") and shall continue until December 31, 2005. The term of this Agreement shall be automatically extended for additional one (1) year periods, unless at least 60 days prior to the end of any Term either party gives notice of its election to terminate this Agreement. The period during which this Agreement remains in effect is hereinafter referred to as the "Term".

         1.03 Duties and Authority. The duties and authority of the Executive shall be as determined by the Board of Directors of the Company (the "Board") and shall be comparable with the executive duties and authority of presidents of similar businesses of similar size in the United States. Executive will devote substantially all of her business time to the Company. Executive may participate in civic, charitable, industry organizations which do not materially interfere with her duties. Executive shall be elected to the Board of Directors when appointed CEO. After the first anniversary of the Start Date executive may serve on board of directors of up to two non-competing for-profit businesses which do not materially interfere with her duties with the approval of the Chairman of the Board and the Chair of the Governance Committee.


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         1.04 Place of Performance. Executive shall be located at, and shall perform her duties from, the Company's Chicago, Illinois area corporate offices, subject to reasonable travel necessary to perform Executive's duties.

                                    PART TWO
                            COMPENSATION AND BENEFITS

         2.01 Base Annual Salary. For the services rendered by Executive while employed by the Company, the Company shall pay the Executive at an initial annual base salary rate of $400,000 (as the same may be increased from time to time, the "Base Annual Salary"). Executive's Base Annual Salary shall continue when named CEO at the foregoing amount and until January 1, 2006. Following such date and thereafter at least annually, Executive's Base Annual Salary shall be reviewed and shall be subject to increase by the Board of Directors in its discretion at the time executive officer compensation is reviewed, normally March of each year. Any increase shall be paid retroactively to January of such year. The Base Annual Salary shall be payable to Executive in substantially equal installments in accordance with the Company's regular payroll practices.

         2.02 Bonus. Executive shall be entitled to receive an annual cash bonus for the achievement of performance goals previously approved by the Board of Directors. Such performance goals will be mutually developed in advance by the Board and Executive. The target bonus opportunity payable to Executive in the event of achievement of the applicable performance goals shall be 60% of Base Annual Salary (the "Target Bonus"), with a maximum of 100% of Base Annual Salary for extraordinary performance. Notwithstanding the foregoing, Executive will receive a bonus for performance through December 2005 at the larger of the actual earned bonus for 2005 or a minimum of 40% of Base Annual Salary even if the performance goals are not met. Payment of any such bonus to Executive will occur when bonuses are normally paid by the Company.

         2.03 Sign-On Bonus. Executive shall be granted a cash sign-on bonus in the amount of $35,400 payable within thirty (30) days of the Start Date. This amount will be grossed up for tax purposes.

         2.04 Equity Grants. Executive shall be granted stock options to purchase 100,000 shares of Company common stock, with an exercise strike price determined by the market price at close of the Company's shares on the Start Date. Such stock options shall vest in accordance with the terms of the Enesco Stock Option Plan (25% per year beginning on the first anniversary of grant) and shall have a ten (10) year exercise period. In addition, on the Start Date, Executive shall be granted 25,000 restricted shares vesting at one third (1/3) per year beginning on anniversary date. Each year, the Board shall consider the issuance of additional option and restricted share grants to Executive.

         2.05 General Employee Benefits. Executive shall be entitled to begin immediate participation in Company's current and future general benefits plans/programs/policies, including without limitation health insurance for Executive and Executive's immediate family, to the extent maintained by the Company for salaried employees generally, provided that the Executive (or, as applicable, Executive's immediate family member) is eligible for participation under the terms of such plans, programs and arrangements.

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         2.06 Relocation. The Company shall pay or provide Executive level relocation benefits under the Company's Relocation Plan.

         2.07 Other Executive Benefits. Executive also shall be entitled to:

                  (a) immediate participation in all current and future executive benefits plans, programs, policies and perquisites on a basis no less favorable than any other senior executive of the Company;

                  (b) four (4) weeks paid vacation;

                  (c) an automobile allowance of $1,200.00 per month;

                  (d) payment by the Company for legal fees incurred in the development, preparation and negotiation of this Agreement;

                  (e) all costs associated with an executive annual physical at a medical facility mutually agreed upon;

                  (f) term life insurance in the amount of two (2) times Base Annual Salary up to a maximum of $500,000 and the ability to purchase additional coverage up to another $500,000; and

                  (g) expense reimbursement in accordance with the Company's expense reimbursement policy.

                                   PART Three
                       NONCOMPETITION AND CONFIDENTIALITY

         3.01 Noncompetition. In consideration of Executive's employment hereunder, Executive hereby agrees that during the initial or any renewal term of the Agreement and for a period of one year thereafter, she will not, singly, jointly, or as a member, employee, or agent of any partnership or as an officer, agent, employee, director or stockholder, or inventor of any other corporation or entity, or in any other capacity, directly or indirectly:

                  (i) own, manage, operate, participate in, perform services for or otherwise carry on, assist or be connected with a Competing Business doing business anywhere within the respective territories in which the Company's business is then carried on (provided that the foregoing shall not apply to any corporation, partnership or other entity in which Executive (and/or her spouse and/or children) only owns an ownership interest of one percent (1%) or less and exercises not more than one percent (1%) of the voting control);

                  (ii) solicit or contact (or assist in any solicitation or contact of) any customer of the Company with a view toward inducing the purchase of a Competing Product or otherwise diverting business from the Company;

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                  (iii)  induce or attempt to persuade any employee or agent of the Company to terminate such employment or agency relationship or violate the terms of any agreement with the Company; or

                  (iv) induce or attempt to persuade any customer or supplier of the Company to terminate or materially change such relationship;

For purposes of this Agreement.

         "Competing Products" means products, processes or services of any person or organization other than the Company, in existence or under development, which are substantially the same as or which perform the same function or otherwise compete with any products, processes, or services developed, manufactured or sold by the Company during the time of the Executive's employment with the Company or about which Executive acquires Confidential Information through her relationship with the Company, including, but not limited to, the creation, manufacturing, marketing and distribution of giftware, collectibles and home decor product.

         "Competing Business" means any person or organization engaged in, or planning to become engaged in, research, development, production, distribution, marketing, providing or selling of a Competing Product.

         3.02 Confidentiality. Executive acknowledges that preservation of a continuing business relationship between the Company and its subsidiaries and its respective customers, representatives and employees is of critical importance to the continued business success of the Company, that it is the policy of the Company and its subsidiaries to guard as confidential the Confidential Information defined below, and that as Chief Executive Officer Executive will acquire Confidential Information and personal relationships with customers and prospective customers, which relationships may constitute the Company's primary relationships with such customers and prospective customers. In view of the foregoing, Executive agrees that, except as required or the performance of her duties under this Agreement, she will not during the initial or any renewal term of the Agreement and thereafter, without the prior written, consent of the Company, use for the benefit of herself or any third party or disclose to any third party any Confidential Information. Executive further agrees that if her employment by the Company is terminated for any reason, she will not take with her but will leave with the Company all records and papers and all matter of whatever nature which contains Confidential Information. For purposes of this Agreement, "Confidential Information" means any information, including any plan, drawing, specification, pattern, procedure, design, device, list or compilation, which relates to the present or planned business of the Company which has not been disclosed publicly by authorized representatives of the Company. Confidential Information may include, for example, inventions, marketing and sales plans or programs; customer and supplier information and lists; financial data; purchasing and pricing information; product engineering information; technological know-how; designs, plans or specifications regarding products and materials; manufacturing processes and techniques; regulatory approval strategies; computer programs, data, formulae and compositions; service techniques and protocols; and new product strategies, plans and designs. Confidential information also includes all information received by Company under an obligation to a third party.

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                                    PART FOUR
                                   TERMINATION

         4.01 Death or Disability. Upon the death or Disability of the Executive this Agreement shall automatically terminate. For the purposes of this Agreement, "Disability" is defined as the inability of the Executive to perform her material duties for the eligibility waiting period under the terms of Company's long term disability insurance policy.

         4.02 Termination by Company For Cause. Company may terminate this Agreement for "cause" immediately upon written notice to the Executive. For the purposes of this Agreement, "cause" shall be deemed to exist if Executive: (i) is convicted of, or pleads guilty or no contest to, a felony; (ii) engages in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; (iii) materially breaches the terms of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive; (iv) engages in intentional and willful misconduct that could subject the Company to criminal or civil liability; (v) disregards Company policies and procedures.

         4.03 Termination by Executive. Executive may terminate her employment under this Agreement by giving the Company sixty (60) days advance written notice. Executive may terminate this Agreement for "good reason" within 30 days upon written notice to the Company. For purposes of this Agreement, "good reason" shall be deemed to exist if the Company: (i) materially breaches the terms of this Agreement, which breach is not cured within thirty (30) days after written notice to the Company; (ii) without Executive's consent, diminishes Executive's title, reporting relationship, material duties or authority, assigns duties that are materially inconsistent with Executive's duties as of the Start Date, requires that Executive relocate her principal residence after relocating to Chicago, Illinois area, fails to retain Executive as a member of the Board after election, reduces Executive's salary, fails to elect Executive as Chief Executive Officer of the Company within six (6) months of the Start Date, or fails to renew this Agreement on substantially similar terms.

         4.04 Payments on Termination.

              (a) General. Upon any termination of this Agreement in accordance with this Part Four, Executive shall receive: (i) Base Annual Salary through the termination date; (ii) the balance of any earned but as yet unpaid annual cash bonus or other incentive award for a prior year; (iii) accrued but unused vacation; (iv) vested benefits under Company benefit plans; and (v) benefit continuation/conversion rights as provided under Company benefit plans.

              (b) Death or Disability. In the event that termination of this Agreement results from Executive's death or Disability, in addition to the foregoing general payments, Executive shall receive an amount equal to the Target Bonus.

              (c) Termination by Company Without Cause or Resignation by Executive For Good Reason. In the event that termination of this Agreement is by the Company without "cause" or by Executive for "good reason," in addition to the foregoing general payments, Executive shall receive (i) an amount determined by prorating the Target Bonus for the year in which termination occurs through the date of termination, which amount shall be payable when executive bonuses are normally paid; (ii) an additional amount equal to the Base Annual Salary



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plus the Target Bonus for twelve (12) months following termination at the rate in effect prior to termination, payable in substantially monthly installments, which amount will increase after the first anniversary of the Start Date by one
(1) month for each additional quarter worked, to a maximum of 18 months; (iii) medical and life insurance benefits for Executive and her eligible dependents for twelve (12) months concurrently at active employee contribution rates, which shall increase after the first anniversary of Start Date by one month for each additional quarter worked to a maximum of 18 months.; (iv) executive level career transition assistance services by a firm mutually agreed upon; and (v) full relocation back to Connecticut or comparable destination under the same relocation terms and conditions in effect for relocation to Illinois if Executive is not named Chief Executive Officer of the Company within six (6) months of the Start Date.

                                    PART FIVE
                                  MISCELLANEOUS

         5.01 Assignment. The Executive and Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and duties of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated.

         5.02 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to the Executive's employment by the Company shall be of no further force or effect from and after the date hereof.

         5.03 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court or arbitrator of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court or arbitrator of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

         5.04 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or her last known address. The address of any party may be changed by written notice to the other party duly served in accordance herewith.

         5.05 Amendment or Waiver. No amendment, modification or waiver of any term, condition, right or remedy hereunder shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. The waiver by the Company or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.


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         5.06 Indemnification. For such purposes, the Company shall maintain a commercially reasonable amount of directors and officers liability insurance coverage which shall be effective during Executive's employment and thereafter.

         5.07 Governing Law. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the internal laws of the State of Illinois, without application of conflicts of law principles.

         5.08 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by binding arbitration in accordance with the American Arbitration Association National Rules for Resolution of Employment Disputes then in effect in the State of Illinois and judgment upon any arbitration award may be entered into in any court having jurisdiction thereof. The arbitration shall be held in Chicago, Illinois. The cost of the arbitration and the related costs and expenses (including reasonable attorneys' fees and expenses) of the party that prevails, as determined by the arbitrator, shall be paid or reimbursed by the other party.

         5.09 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, legatees, personal representatives, successors, and permitted assigns.

         5.10 Headings/Counterparts. The headings of the parts and sections of this Agreement are inserted for convenience of reference only and shall not be deemed a part of, or affect the construction or interpretation of, any provision hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.





         SIGNATURES FOLLOW
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

EXECUTIVE:

/s/ Cynthia Passmore-McLaughlin
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Cynthia Passmore-McLaughlin


COMPANY:

ENESCO GROUP, INC.

/s/ Anne-Lee Verville
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Anne-Lee Verville
Chairman of the Board